Exhibit 99.1

Star Actresses Kate del Castillo and Bellamy Young Partner With LifeMD as Brand Ambassadors For Shapiro MD

The partnerships introduce celebrity influencers and their successful results using Shapiro MDTM hair loss treatment solutions to a large and global following

NEW YORK, May 18, 2021 — LifeMD, Inc. (“the Company”) (NASDAQ: LFMD), a leading direct-to-patient telehealth company, today announced partnerships with internationally acclaimed actresses Kate del Castillo and Bellamy Young. Through virtual visits with LifeMD medical professionals, they successfully treated their hair loss using Shapiro MDTM products. The partnerships announced today will include global online and offline advertising campaigns in which the stars will share their personal hair-restoration journeys and successes using Shapiro MD’s prescription and over the counter products for female hair loss.

“We are extremely pleased to have Kate and Bellamy join the LifeMD family. We are touched that they have partnered with us and agreed to share their personal experiences and successes using Shapiro MD’s telemedicine offering for hair loss,” said Dr. Anthony Puopolo, Chief Medical Officer of LifeMD. “These campaigns will spotlight the very real problem of female hair loss – which affects more than 50% of the population – to Kate and Bellamy’s large and global fan base.”

Added Kate del Castillo, “With such a busy production schedule, it’s not always possible for me to visit specialists while away on set and filming. Using Shapiro MDTM products has been incredibly convenient and effective – and has allowed me to get the care that I need.”

“Having a personal treatment plan created by a licensed medical provider has been reassuring. And the effective products that have been delivered to me by mail have really taken the complication out of seeking treatment for something so personal such as hair loss,” said Bellamy Young. “I believe a lot of people would benefit from knowing about Shapiro MDTM and its telemedicine offering for hair loss.”

About Kate del Castillo

Kate del Castillo is the star of the acclaimed and #1 watched series in the history of Telemundo, La Reina Del Sur; and will soon begin production of the highly anticipated third season. She recently completed another Telemundo series, Armas De Mujer, which will air on NBC’s Peacock streaming platform.

Last year, Kate starred opposite Will Smith as the main antagonist in Sony’s hit film Bad Boys for Life. During quarantine, she also wrote, starred, and directed an episode of Peacock’s At-Home Variety Show, hosted by Seth MacFarlane. Kate previously recurred on Jane the Virgin for CW and guest starred on NBC’s Telenovela, among other hit films.

In 2019, del Castillo returned to the New York stage for the off-Broadway production of her one-woman show The Way She Spoke. Kate’s performance earned a Drama Desk nomination for Outstanding Solo Performance.

Kate is a global social media influencer and has more than 12 million followers across her Instagram, Facebook, and Twitter channels.

About Bellamy Young

Acclaimed actress and singer Bellamy Young is well known for her award-winning role as ‘President Mellie Grant’ on the ABC/Shonda Rhimes series SCANDAL. Young’s performance as the politically ambitious First Lady who becomes President earned her much critical praise including: a Best Supporting Actress statue from the Critics’ Choice Awards, Entertainment Weekly’s 25 Best Characters on TV, #15 on Entertainment Weekly’s 50 Best TV Scenes of the Year, NY Post’s Top 10 TV Actors, and a TV Guide Magazine’s Fan Favorite Award. Rolling Stone Magazine described Young’s portrayal as “the most badass first lady in TV history” and E!’s resident TV critic described Young as her “favorite character on TV ever.”

Young currently stars in the Fox series Prodigal Son. Her star power extends globally, and she enjoys a huge global social media following as a social media influencer with more than a million accounts following her on Instagram, Facebook and Twitter.

About Shapiro MD

Shapiro MD is LifeMD’s leading hair loss telemedicine brand for men and women, with over 200,000 customers since launch. The brand combines a patented portfolio of OTC and prescription hair loss products with virtual medical treatment in 49 states. Developed by distinguished dermatologists, Dr. Steven Shapiro, M.D. and Dr. Michael Borenstein, M.D. PhD., Shapiro MD includes naturally occurring DHT blocking system, FDA approved minoxidil, FDA-cleared laser treatment cap, prescription oral medications, and compounded topical drugs for hair loss, impacting more than half of all of men and women. To learn more, visit www.ShapiroMD.com

About LifeMD

LifeMD, Inc. is a rapidly growing direct-to-patient telehealth company, offering cash-pay virtual medical care across all 50 states. LifeMD’s telemedicine platform enables virtual access to affordable and convenient medical treatment from licensed providers and, when appropriate, prescription medications and over-the-counter products delivered directly to the patient’s home. To learn more, visit www.LifeMD.com

Cautionary Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects — both business and financial. While we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to LifeMD, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

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LifeMD, Inc.

Marc Benathen, CFO

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Ashley Robinson

LifeSci Advisors, LLC

arr@lifesciadvisors.com